Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated July 28, 2016 on the May 31, 2016 financial statements of Guggenheim Canadian Energy Income ETF, Guggenheim China Real Estate ETF, Guggenheim China Small Cap ETF, Guggenheim Frontier Markets ETF, Guggenheim International Multi-Asset Income ETF, Guggenheim Shipping ETF, and Guggenheim MSCI Global Timber ETF in Post-Effective Amendment No. 287 to the Registration Statement (Form N-1A No. 333-135105) and the related Prospectus and Statement of Additional Information of Claymore Exchange-Traded Fund Trust 2.

/s/ Ernst & Young LLP

Chicago, Illinois
September 28, 2016